EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS

ANNUAL AND FOURTH QUARTER RESULTS

WAYNE, NJ – January 17, 2007 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today annual and fourth quarter results for 2006. Net income for the year ended December 31, 2006 was $163.7 million compared to $163.4 million for the same period in 2005. Fully diluted earnings per common share were $1.40 for the year ended December 31, 2006 compared to $1.42 per common share for the year ended December 31, 2005. All common share data is adjusted to reflect a five percent stock dividend issued on May 22, 2006.

Net income for the fourth quarter of 2006 was $38.1 million compared to $44.2 million for the fourth quarter of 2005. Fully diluted earnings per common share were $0.33 for the fourth quarter of 2006, compared to $0.38 per common share in the same quarter of 2005. The decrease from 2005 was mainly attributable to a decrease in income tax expense as a result of management’s reassessment of tax accruals during the fourth quarter of 2005 (See “Income Tax Expense” section below).

Set forth below are highlights of several significant events that occurred during the fourth quarter of 2006:

•	Total interest income on a fully tax equivalent basis increased $2.3 million as the tax equivalent yield on average total loans improved by 10 basis points.

•	Net interest margin on a fully tax equivalent basis declined two basis points from the third quarter to 3.42 percent primarily due to an increase in funding costs.

•	Valley incurred $2.3 million in investment securities losses primarily due to $67.6 million of investment securities called for redemption prior to their scheduled maturity date.

•	Valley recognized a $3.8 million gain on the sale of an office building located in Manhattan. The building, under a purchase agreement since 2004 and closed in November 2006, was intended for construction of a new branch, however, Valley ultimately decided to sell the property and not pursue the project.

•	Valley repurchased approximately 1.3 million of its common shares at an average price per share of $25.71 pursuant to its publicly announced repurchase plan on May 14, 2003.

•	Due to the adoption of Statement of Financial Accounting Standards No. 158 on December 31, 2006, Valley recorded an $11.9 million decrease to accumulated other comprehensive income to recognize the unfunded portion of its various employee, officer, and director pension plans.

Valley National Bancorp (NYSE: VLY)

2006 Fourth Quarter Earnings

January 17, 2007

•	Valley opened three new branches in New Jersey. Additionally on January 3, 2007, Valley opened its first branch office in Brooklyn.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “Valley once again recorded strong shareholder returns with an annual average return on tangible shareholders’ equity that exceeded 22.0 percent for the year, while our annual return on average shareholders’ equity for the year was 17.24 percent. We are pleased with our annual performance and credit quality despite the persistence of the inverted yield curve that contributed to slower loan growth and higher overall funding costs during 2006. Valley continues to diligently manage operating expenses and maintain its balance sheet to optimize long-term returns for our shareholders.

During 2007, Valley intends to place more emphasis on non-interest income derived from our substantial automobile lending operations. Valley currently approves approximately half of the loan applications received through its network of automobile dealers. Working in connection with third parties, in 2007 Valley expects to originate and sell, without recourse, some of the loan applications it historically has not approved and closed as loans. We expect that the anticipated gains on sale and loan servicing income from this activity will help increase non-interest income.

Additionally, we plan to originate for sale residential mortgage and home equity loans with a broader customer risk profile to increase our gains on sales of loans in the secondary market. Lastly, we will offer a no-frills, low interest rate credit card to Valley’s existing automobile and mortgage loan customers. This initiative is expected to produce additional credit card balances and interest income while minimizing the risks normally associated with new card markets.

Valley’s net interest margin remained relatively stable during the fourth quarter of 2006, contracting only two basis points from the third quarter of 2006. The margin contraction mainly reflects the competitive deposit pricing within our markets, and we anticipate continued pressure on the margin during the first half of 2007.

In the current interest rate environment, we believe targeted repurchases of Valley’s common shares are an attractive use of shareholders’ capital. As a result, we actively repurchased approximately 1.3 million common shares at an average price per share of $25.71 during the fourth quarter. On January 17, 2007, Valley’s Board of Directors approved the repurchase of 3.5 million common shares in the open market or in privately negotiated transactions, in addition to approximately 1.0 million common shares available to repurchase pursuant to Valley’s publicly announced repurchase plan on May 14, 2003.

Valley continued its focused branch expansion within one hour of our headquarters in Wayne, New Jersey opening three additional branches in New Jersey during the fourth quarter and nine new branch offices, including three in Manhattan, since the beginning of 2006. In January 2007, Valley opened the first of at least three new branches expected to be opened in Brooklyn during 2007. Our expansion

Valley National Bancorp (NYSE: VLY)

2006 Fourth Quarter Earnings

January 17, 2007

strategy is to find the most attractive building sites to fill in and expand our presence in neighboring counties, including Kings and Queens Counties in New York. While these new offices immediately add franchise value, the additional operating costs will have a negative impact on non-interest expense in the near-term.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $98.3 million for the fourth quarter of 2006, a $4.5 million decrease from the same quarter of 2005 and a decrease of $879 thousand from the linked quarter ended September 30, 2006. The decrease during the quarter was mainly a result of an increase in funding costs of $3.2 million, or 15 basis points from the third quarter of 2006.

The net interest margin on a tax equivalent basis was 3.42 percent for the fourth quarter of 2006, a decline of two basis points from the linked quarter ended September 30, 2006. The yield on average total loans continued to improve as the fourth quarter of 2006 yield equaled 6.86 percent, an increase of 59 basis points from the same period a year ago and a 10 basis point increase from the third quarter of 2006.

Valley’s cost of total deposits remained relatively low by industry standards at 2.52 percent for the fourth quarter of 2006 compared to 2.43 percent for the three months ended September 30, 2006. The increase of nine basis points was within management’s expectations given the competitive rate environment.

Non-Interest Income

Non-interest income increased $6.3 million, or 46.6 percent, from the third quarter of 2006, totaling approximately $19.8 million for the three months ended December 31, 2006. Other income increased $4.0 million primarily due to a $3.8 million gain on the sale of the Manhattan office building during the fourth quarter of 2006. Net losses on securities transactions were $2.5 million lower in the fourth quarter of 2006 compared to the third quarter of 2006 primarily due to Valley’s recognition of a $4.7 million impairment loss on certain mortgage-backed and equity securities held available for sale during the third quarter of 2006. Comparatively, Valley incurred $2.3 million in investment securities losses during the fourth quarter primarily due to $67.6 million of investment securities called for redemption prior to their scheduled maturity date.

Non-interest income for the year ended December 31, 2006 decreased $1.7 million from $73.7 million for the same period in 2005. Net losses on securities transactions increased $5.0 million from a year ago primarily due to the $4.7 million impairment loss described above. Fees from loan servicing decreased $1.0 million to $6.0 million for the year ended December 31, 2006 compared to the same period in 2005 mainly due to smaller balances of loans serviced resulting from refinance and payoff activity. However, other income increased $3.5 million due to a $3.8 million gain on the sale of the Manhattan office building during the fourth quarter of 2006. Bank owned life insurance income also increased $1.1 million, or 15.9 percent, primarily due to a higher yield on the underlying investment securities.

Valley National Bancorp (NYSE: VLY)

2006 Fourth Quarter Earnings

January 17, 2007

Non-Interest Expense

Non-interest expense decreased $3.6 million, or 5.5 percent to $62.0 million for the fourth quarter of 2006 from $65.6 million for the linked quarter ended September 30, 2006. Professional and legal fees decreased $1.3 million from the linked quarter mainly due to tax planning fees recognized during the third quarter of 2006. Salary and employee benefits also declined $1.1 million in the fourth quarter when compared to the third quarter of 2006 due to higher accruals for health care insurance, incentive compensation, and pension costs during the third quarter.

Non-interest expense increased by $12.7 million, or 5.4 percent to $250.3 million for the year ended December 31, 2006 from $237.6 million for the year ended December 31, 2005. Salary and employee benefits increased $6.2 million, or 4.7 percent, largely due to additional personnel at the nine de novo branches opened during 2006 and the two acquisitions during the first and second quarter of 2005, respectively. Net occupancy and equipment expense increased $4.4 million from last year due to Valley’s branch expansion and two acquisitions in 2005, which includes, among other things, additional rents, utilities, real estate taxes, and depreciation charges in connection with investments in technology and facilities. Other non-interest expense increased $1.8 million for the year ended December 31, 2006 compared to the same period in 2005 due to a slight rise in data processing, telephone, debit card and service fees also mainly caused by the branch expansion and acquisitions.

Income Tax Expense

Income tax expense was $13.1 million for the fourth quarter of 2006, reflecting an effective tax rate of 25.6 percent, compared with $11.1 million for the fourth quarter of 2005, reflecting an effective tax rate of 20.0 percent. The increase over the prior comparable quarter was primarily due to management’s reassessment of required tax accruals in the fourth quarter of 2005.

Income tax expense was $39.9 million for the year ended December 31, 2006, reflecting an effective tax rate of 19.6 percent, compared with $66.8 million for the year ended December 31, 2005, reflecting an effective tax rate of 29.0 percent. The decrease is a result of increased low income housing tax credits, higher tax exempt investment income, decreased state income tax expense and tax benefits recognized during management’s reassessment of required tax accruals.

For 2007, Valley anticipates an effective tax rate of 29.0 percent, compared to 19.6 percent for 2006. This rate is projected based upon management’s judgment regarding future results and could vary due to changes in income, tax planning strategies and federal or state income tax laws.

Loans and Deposits

During the quarter, loans increased $18.6 million to approximately $8.3 billion at December 31, 2006. The linked quarter increase in loans is mainly comprised of increases in residential mortgage, commercial, construction and consumer loans of $24.1 million, $23.3 million, $11.5 million and $5.3 million, respectively, partially offset by a $45.6 million decrease in commercial mortgage loans. The

Valley National Bancorp (NYSE: VLY)

2006 Fourth Quarter Earnings

January 17, 2007

decrease in commercial mortgage loans was mainly due to lower loan volumes combined with some anticipated large principal paydowns during the fourth quarter.

During the quarter, deposits increased $20.8 million from $8.5 billion at September 30, 2006 primarily due to a $38.5 million increase in non-interest bearing deposits, partially offset by an $18.8 million decline in time deposits. The increase in non-interest bearing deposits is primarily due to seasonal growth generally seen from our New York commercial customers in the fourth quarter. Time deposits declined primarily due to a reduction in higher cost municipal deposits, partially offset by new retail deposits at the de novo branches. Future deposit growth is expected to be dependent on earning asset demand combined with the rates dictated by market competition versus the cost of alternative funding sources.

Credit Quality

Net loan charge-offs for the fourth quarter of 2006 were $3.9 million compared to $1.5 million for the fourth quarter of 2005, and $2.0 million for the third quarter of 2006. The increase in net loan charge-offs from the linked quarter is mainly due to three commercial loans totaling $1.8 million that were charged-off in the fourth quarter of 2006. The provision for loan losses was $3.2 million for the fourth quarter of 2006 compared to $1.5 million for the fourth quarter of 2005, and $1.6 million for the third quarter of 2006. Total non-performing assets, consisting of non-accrual loans, other real estate owned and other repossessed assets, totaled $28.9 million, or 0.35 percent of loans at December 31, 2006 down from $34.7 million or 0.42 percent at September 30, 2006. The decrease from the prior quarter is primarily due to a decline in non-accrual loans caused by significant paydown activity and the charge-off of two non-accrual commercial loans totaling $750 thousand.

Loans past due 90 days or more and still accruing at December 31, 2006 were $3.8 million, or 0.05 percent of total loans, compared to $4.4 million, or 0.05 percent at December 31, 2005 and $2.1 million, or 0.02 percent at September 30, 2006. Total loans past due in excess of 30 days were 0.84 percent of total loans at December 31, 2006 compared with 0.69 percent at September 30, 2006.

Financial Ratios

Valley’s annualized return on average shareholders’ equity was 15.89 percent and 19.16 percent for the fourth quarter of 2006 and 2005, respectively, and was 17.24 percent and 19.17 percent for the years ended December 31, 2006 and 2005, respectively. On a comparative basis, adjusting for Valley’s goodwill and other intangible assets, the annualized return on average tangible shareholders’ equity was 20.40 percent and 25.10 percent, respectively, for the fourth quarter 2006 and 2005, and was 22.26 percent and 23.61 percent for the years ended December 31, 2006 and 2005, respectively. See “Notes to Selected Financial Data” section in the tables that follow for information regarding the computation of these ratios.

For the fourth quarter of 2006 and 2005, annualized return on average assets was 1.24 percent and 1.43 percent, respectively. For the years ended December 31, 2006 and 2005, annualized return on average assets was 1.33 percent and 1.39 percent, respectively.

Valley National Bancorp (NYSE: VLY)

2006 Fourth Quarter Earnings

January 17, 2007

Valley’s risk-based capital ratios were 10.56 percent for Tier 1 capital, 12.44 percent for total capital and 8.10 percent for Tier 1 leverage at December 31, 2006.

Valley National Bancorp is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 168 offices in 110 communities serving 13 counties throughout northern and central New Jersey, Manhattan and Brooklyn.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the direction of interest rates, effective income tax rates, loan and investment prepayments and assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies. Valley assumes no obligation for updating any such forward-looking statement at any time.

# # #

-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

(in thousands, except for share data)	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
FINANCIAL DATA:
Net income	$38,112	$44,248	$163,691	$163,449
Net interest income	96,686	101,104	391,121	398,425
Net interest income - FTE (2)	98,292	102,803	397,680	405,234
Weighted Average Number of Shares Outstanding (3):
Basic	115,547,399	116,812,663	116,542,296	114,396,427
Diluted	116,101,969	117,225,108	117,017,758	114,819,259
Per share data (3):
Basic earnings	$0.33	$0.38	$1.40	$1.43
Diluted earnings	0.33	0.38	1.40	1.42
Cash dividends declared	0.22	0.21	0.85	0.83
Book value	8.23	7.97	8.23	7.97
Tangible book value (1)	6.40	6.11	6.40	6.11
Closing stock price - high	26.60	23.84	27.00	25.23
Closing stock price - low	25.22	20.98	22.06	20.98

FINANCIAL RATIOS:
Net interest margin	3.37%	3.49%	3.40%	3.63%
Net interest margin - FTE (2)	3.42	3.55	3.46	3.69
Annualized return on average assets	1.24	1.43	1.33	1.39
Annualized return on average shareholders’ equity	15.89	19.16	17.24	19.17
Annualized return on average tangible shareholders’ equity (1)	20.40	25.10	22.26	23.61
Efficiency ratio (4)	53.26	51.34	54.05	50.32

AVERAGE BALANCE SHEET ITEMS:
Assets	$12,322,751	$12,410,834	$12,299,281	$11,758,090
Interest earning assets	11,489,327	11,582,963	11,492,790	10,989,382
Loans	8,346,362	8,106,582	8,262,739	7,637,973
Interest bearing liabilities	9,410,401	9,465,024	9,393,111	8,949,683
Deposits	8,472,082	8,662,161	8,462,193	8,258,388
Shareholders’ equity	959,663	923,580	949,613	852,834

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands)	2006	2005	2006	2005
ALLOWANCE FOR LOAN LOSSES:
Beginning of period	$75,362	$75,180	$75,188	$65,699
Provision for loan losses	3,241	1,538	9,270	4,340
Charge-offs	4,441	2,448	12,088	7,601
Recoveries	556	918	2,348	3,498
Additions from acquisitions	0	0	0	9,252
End of period	$74,718	$75,188	$74,718	$75,118

			As of December 31,
			2006	2005
BALANCE SHEET ITEMS:
Assets			$12,395,027	$12,436,102
Loans			8,331,685	8,130,457
Deposits			8,487,651	8,570,001
Shareholders’ equity			949,590	931,910

CAPITAL RATIOS:
Tier 1 leverage ratio			8.10%	7.82%
Risk-based capital - Tier 1			10.56	10.28
Risk-based capital - Total Capital			12.44	12.16

ASSET QUALITY:
Non-accrual loans			$27,244	$25,794
Other real estate owned			779	2,023
Other repossessed assets			844	608
Total non-performing assets			28,867	28,425
Loans past due 90 days or more and still accruing			3,775	4,442

ASSET QUALITY RATIOS:
Non-performing assets to total loans			0.35%	0.35%
Allowance for loan losses to loans			0.90	0.92
Net charge-offs to average loans			0.12	0.05

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results and facilitates comparisons with the performance of peers within the financial services industry.

Tangible book value and return on average tangible equity, which represent non-GAAP measures, are computed as follows:

•	Tangible book value is computed by dividing total shareholders’ equity less goodwill and other intangible assets by shares outstanding.

•	Return on average tangible equity is computed by dividing net income by average shareholders’ equity less average goodwill and average identifiable intangible assets.

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands, except for share data)	2006	2005	2006	2005
Common shares outstanding	115,357,268	116,893,053	115,357,268	116,893,053

Shareholders’ equity	$949,590	$931,910	$949,590	$931,910
Less: Goodwill and other intangible assets	211,355	217,354	211,355	217,354

Tangible shareholders’ equity	738,235	714,556	738,235	714,556

Tangible book value	$6.40	$6.11	$6.40	$6.11

Net income	$38,112	$44,248	$163,691	$163,449

Average shareholders’ equity	959,663	923,580	949,613	852,834
Less: Average goodwill and other intangible assets	212,332	218,451	214,338	160,607

Average tangible shareholders’ equity	$747,331	$705,129	$735,275	$692,227

Annualized return on average tangible shareholders’ equity	20.40%	25.10%	22.26%	23.61%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects a five percent stock dividend issued on May 22, 2006.

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

Consolidated Statement of Financial Condition (Unaudited)

(in thousands, except for share data)

	December 31,
Assets	2006	2005
Cash and due from banks	$236,354	$246,119
Interest bearing deposits with banks	7,795	13,926
Federal funds sold	175,000	—
Investment securities:
Held to maturity, fair value of $1,090,883 and $1,218,081 at December 31, 2006 and 2005, respectively	1,108,885	1,229,190
Available for sale	1,769,981	2,038,894
Trading securities	4,655	4,208

Total investment securities	2,883,521	3,272,292

Loans held for sale	4,674	3,497
Loans	8,331,685	8,130,457
Less: Allowance for loan losses	(74,718)	(75,188)

Net loans	8,256,967	8,055,269

Premises and equipment, net	209,397	182,739
Bank owned life insurance	189,157	182,789
Accrued interest receivable	63,356	57,280
Due from customers on acceptances outstanding	9,798	11,314
Goodwill	181,497	179,898
Other intangible assets, net	29,858	37,456
Other assets	147,653	193,523

Total assets	$12,395,027	$12,436,102

Liabilities
Deposits:
Non-interest bearing	$1,996,237	$2,048,218
Interest bearing:
Savings, NOW and money market	3,561,807	4,026,249
Time	2,929,607	2,495,534

Total deposits	8,487,651	8,570,001

Short-term borrowings	362,615	582,575
Long-term borrowings	2,484,914	2,245,570
Bank acceptances outstanding	9,798	11,314
Accrued expenses and other liabilities	100,459	94,732

Total liabilities	11,445,437	11,504,192

Shareholders' Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 173,139,309 shares; issued
116,890,623 shares and 116,985,373 shares at December 31, 2006 and 2005, respectively	41,212	39,302
Surplus	881,022	741,456
Retained earnings	97,639	177,332
Accumulated other comprehensive loss	(30,873)	(24,036)
Less: Treasury stock, at cost, 1,533,355 shares and 92,320 shares at
December 31, 2006 and 2005, respectively	(39,410)	(2,144)

Total shareholders' equity	949,590	931,910

Total liabilities and shareholders' equity	$12,395,027	$12,436,102

*	Share data reflects a five percent common stock dividend issued May 22, 2006.

VALLEY NATIONAL BANCORP

Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$143,023	$126,982	$544,440	$461,443
Interest and dividends on investment securities:
Taxable	33,858	37,696	140,979	145,266
Tax-exempt	2,913	3,076	11,886	12,331
Dividends	1,626	1,500	5,896	4,800
Interest on federal funds sold and other short-term investments	2,063	600	4,170	1,244

Total interest income	183,483	169,854	707,371	625,084

Interest Expense
Interest on deposits:
Savings, NOW and money market	20,048	18,620	75,822	55,456
Time	33,265	20,781	112,654	67,601
Interest on short-term borrowings	4,340	5,099	18,211	16,516
Interest on long-term borrowings	29,144	24,250	109,563	87,086

Total interest expense	86,797	68,750	316,250	226,659

Net Interest Income	96,686	101,104	391,121	398,425
Provision for loan losses	3,241	1,538	9,270	4,340

Net interest income after provision for loan losses	93,445	99,566	381,851	394,085
Non-Interest Income
Trust and investment services	1,701	1,688	7,108	6,487
Insurance premiums	2,763	2,652	11,074	11,719
Service charges on deposit accounts	5,943	5,643	23,242	22,382
Losses on securities transactions, net	(2,259)	(3,140)	(5,464)	(461)
Gains on trading securities, net	206	457	1,208	1,717
Fees from loan servicing	1,433	1,740	5,970	7,011
Gains on sales of loans, net	143	540	1,516	2,108
Bank owned life insurance	2,076	1,921	8,171	7,053
Other	7,789	4,214	19,239	15,717

Total non-interest income	19,795	15,715	72,064	73,733

Non-Interest Expense
Salary expense	28,097	27,171	109,775	105,988
Employee benefit expense	6,792	5,611	28,592	26,163
Net occupancy and equipment expense	11,335	10,552	46,078	41,694
Amortization of other intangible assets	2,151	2,446	8,687	8,797
Professional and legal fees	1,795	2,978	8,878	9,378
Advertising	2,402	1,525	8,469	7,535
Other	9,461	9,696	39,861	38,036

Total non-interest expense	62,033	59,979	250,340	237,591

Income before income taxes	51,207	55,302	203,575	230,227
Income tax expense	13,095	11,054	39,884	66,778

Net Income	$38,112	$44,248	$163,691	$163,449

Weighted Average Number of Common Shares Outstanding:*
Basic	115,547,399	116,812,663	116,542,296	114,396,427
Diluted	116,101,969	117,225,108	117,017,758	114,819,259
Earnings Per Common Share:*
Basic	$0.33	$0.38	$1.40	$1.43
Diluted	0.33	0.38	1.40	1.42
Cash Dividends Declared Per Common Share*	0.22	0.21	0.85	0.83

*	Share data reflects a five percent common stock dividend issued May 22, 2006.

Valley National Bancorp

(dollars in thousands)
	Loan Portfolio
	For the periods ended
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
Commercial Loans	$1,466,862	$1,443,539	$1,492,688	$1,449,207	$1,449,919

Construction	526,318	514,842	515,683	456,478	471,560
Residential Mortgage	2,106,306	2,082,233	2,093,694	2,099,696	2,083,004
Commercial Mortgage	2,309,217	2,354,791	2,311,897	2,298,239	2,234,950

Total Mortgage Loans	4,941,841	4,951,866	4,921,274	4,854,413	4,789,514

Home Equity	571,138	577,587	570,500	559,118	565,960
Credit Card	8,764	8,490	8,279	8,061	9,044
Automobile	1,238,145	1,229,450	1,234,005	1,194,749	1,221,525
Other Consumer	104,935	102,155	108,946	95,252	94,495

Total Consumer Loans	1,922,982	1,917,682	1,921,730	1,857,180	1,891,024

Total Loans	$8,331,685	$8,313,087	$8,335,692	$8,160,800	$8,130,457

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 12/31/06			Quarter End - 9/30/06			Quarter End - 6/30/06			Quarter End - 3/31/06			Quarter End - 12/31/05
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate

Assets
Interest earning assets:
Loans (1)(2)	$8,346,362	$143,060	6.86%	$8,307,228	$140,355	6.76%	$8,243,355	$133,710	6.49%	$8,151,381	$127,472	6.26%	$8,106,582	$127,026	6.27%
Taxable investments (3)	2,709,053	35,484	5.24%	2,830,076	36,610	5.17%	2,919,614	37,107	5.08%	2,990,948	37,674	5.04%	3,115,049	39,196	5.03%
Tax-exempt investments (1)(3)	281,366	4,482	6.37%	285,387	4,502	6.31%	292,738	4,577	6.25%	297,505	4,726	6.35%	301,445	4,731	6.28%
Federal funds sold and other interest bearing deposits	152,546	2,063	5.41%	99,987	1,312	5.25%	45,313	573	5.06%	17,624	222	5.04%	59,887	600	4.01%

Total interest earning assets	11,489,327	185,089	6.44%	11,522,678	182,779	6.35%	11,501,020	175,967	6.12%	11,457,458	170,094	5.94%	11,582,963	171,553	5.92%
Other assets	833,424			800,964			793,821			797,420			827,871

Total assets	$12,322,751			$12,323,642			$12,294,841			$12,254,878			$12,410,834

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,603,822	$20,048	2.23%	$3,666,485	$19,886	2.17%	$3,853,598	$18,865	1.96%	$3,916,783	$17,023	1.74%	$4,206,136	$18,620	1.77%
Time deposits	2,938,977	33,265	4.53%	2,900,781	31,573	4.35%	2,683,610	26,095	3.89%	2,529,421	21,721	3.43%	2,482,182	20,781	3.35%
Short-term borrowings	373,838	4,340	4.64%	386,034	4,318	4.47%	415,298	4,142	3.99%	565,787	5,411	3.83%	584,695	5,099	3.49%
Long-term borrowings	2,493,764	29,144	4.67%	2,492,702	27,831	4.47%	2,410,614	26,887	4.46%	2,339,703	25,701	4.39%	2,192,011	24,250	4.43%

Total interest bearing liabilities	9,410,401	86,797	3.69%	9,446,002	83,608	3.54%	9,363,120	75,989	3.25%	9,351,694	69,856	2.99%	9,465,024	68,750	2.91%
Non-interest bearing deposits	1,929,283			1,918,596			1,966,216			1,939,995			1,973,843
Other liabilities	23,404			6,832			19,487			22,870			48,387
Shareholders’ equity	959,663			952,212			946,018			940,319			923,580

Total liabilities and shareholders’ equity	$12,322,751			$12,323,642			$12,294,841			$12,254,878			$12,410,834

Net interest income/interest rate spread (4)		98,292	2.75%		99,171	2.81%		99,978	2.87%		100,238	2.95%		102,803	3.01%

Tax equivalent adjustment		(1,606)			(1,614)			(1,641)			(1,697)			(1,700)

Net interest income, as reported		$96,686			$97,557			$98,337			$98,541			$101,103

Net interest margin (5)			3.37%			3.39%			3.42%			3.44%			3.49%

Tax equivalent effect			0.05%			0.05%			0.06%			0.06%			0.06%

Net interest margin on a fully tax equivalent basis (5)			3.42%			3.44%			3.48%			3.50%			3.55%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(5)	Net interest income as a percentage of total average interest earning assets.